NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

FOR IMMEDIATE RELEASE

KATHLEEN GUTMANN ELECTED TO BROWN-FORMAN BOARD OF DIRECTORS

Louisville, KY, May 24, 2017 - Brown-Forman Corporation (NYSE: BFA, BFB) announced that Kate Gutmann has been elected to the company’s Board of Directors, effective today.

Gutmann is Chief Sales and Solutions Officer for United Parcel Service (UPS) at its corporate headquarters in Atlanta, GA. An experienced global leader with more than 26 years of worldwide sales and marketing expertise, she is a member of the UPS executive committee and is involved in corporate strategy, oversight, and execution. Gutmann is responsible for more than $60 billion in revenue and oversees the UPS Store and UPS Capital business units globally.

Gutmann is a graduate of Siena College and a member of The Committee of 200 and the International Women’s Forum, and is a participant in the Yale CEO Summit. Gutmann has participated in the World Economic Forum for many years. She is also co-founder of the UPS Reading Clubs at the Boys & Girls Club of Metro Atlanta.

In making the announcement, Brown-Forman Board Chairman Geo. Garvin Brown IV said, “Kate Gutmann brings excellent global strategic, marketing, and sales leadership and expertise to our Board and we look forward to her making significant contributions to Brown-Forman’s growth for many years to come as we continue on our path of building forever.”

Brown-Forman Chief Executive Officer Paul Varga stated, “We are particularly excited to bring Kate’s extensive global business experience to our board as Brown-Forman continues to expand its reach to more than 165 countries around the world.”

The election of Gutmann increases the number of directors on Brown-Forman’s Board to 13.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach and GlenDronach. Brown-Forman’s brands are supported by nearly 4,600 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.
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